Exhibit 23.1








CONSENT OF INDEPENDENT ACCOUNTS




We consent to the incorporation by reference in the Registration Statement of CAI Wireless Systems, Inc. on Form S-8 (File No. 33-99770) of our report, which includes an explanatory paragraph regarding substantial doubt about the ability of the Company to continue as a going concern, dated June 15,1998, except for Note 2, as to which the date is June 24, 1998, on our audits of the consolidated financial statements of CAI Wireless Systems, Inc. as of March 31, 1998 and 1997, and for the years ended March 31, 1998, 1997 and 1996, which report is included in this Annual Report on Form 10-K.




COOPERS & LYBRAND LLP

Philadelphia, Pennsylvania
June 29, 1998